Exhibit 99.1
For Immediate Release
TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES COMPLETION
OF SENIOR REFINANCING AND INITIATES FULL REDEMPTION OF ITS
OUTSTANDING 11% SENIOR DISCOUNT NOTES DUE 2014
NEW YORK (BUSINESS WIRE) — May 11, 2011 — Town Sports International Holdings, Inc. (NASDAQ: CLUB) announced today that it has entered into new $350 million senior secured credit facilities, consisting of a seven-year term loan facility and a five-year revolving credit facility, and that it has initiated a full redemption of its outstanding 11% Senior Discount Notes due 2014 (the “Notes”). Proceeds from the credit facility are being used to repay outstanding borrowings under the existing credit agreement dated February 27, 2007 and to pay for the redemption of the Notes in accordance with their terms.
     Bob Giardina, Chief Executive Officer, commented: “I am pleased that the refinancing of our debt, which was one of my key initiatives when I returned to TSI last year, has been completed. We will continue to focus on improving the profitability of our existing club base, where our initiatives to drive membership and operate more efficiently are providing results. However, the flexibility provided by our refinancing will also allow us to consider strategic initiatives as they present themselves in the future, as well as opportunities to enhance returns for our shareholders.”
     Dan Gallagher, Chief Financial Officer, commented: “We are very pleased to complete this senior refinancing, which together with our existing cash on hand and cash flows from operations, is expected to meet our estimated capital requirements over the next several years. We will look to take advantage of the prepayment flexibility that comes with this facility while our earnings and cash flows continue to improve.”
     The new term loan facility, which matures on May 11, 2018, generally bears interest at rate of LIBOR plus 5.50%, with a 1.50% LIBOR Floor, and the new revolving facility, which matures on May 11, 2016, generally bears interest at LIBOR plus 5.50%, with a step-down of 0.25% or 0.50% during periods as and when certain leverage ratios are satisfied.
     Deutsche Bank Securities Inc. and KeyBanc National Association served as joint lead arrangers and joint bookrunning managers for the credit facilities.
     The Notes will be redeemed on June 10, 2011, at a redemption price of 101.833% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the redemption date. On or before June 10, 2011, the Notes should be presented to The Bank of New York, as paying agent for the redemption, at the address set forth in the notice of redemption for the Notes. The notice of redemption was sent to all registered holders on May 11, 2011. Interest on the Notes will cease to accrue on and after the redemption date.
     In connection with the repayment of outstanding borrowings under the existing credit agreement dated February 27, 2007, the company will write off $0.9 million in deferred financing costs. In connection with the redemption of the Notes, the company will record an early repayment penalty of $2.5 million and will write-off $0.9 million of related deferred financing costs. Net of income taxes, the total effect of these items on net income and earnings per diluted share will be approximately $3.2 million and $0.14, respectively, using a 26% annual effective tax rate.

     This press release does not constitute a notice of redemption of the Notes.
     New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, owns and operates over 150 health and fitness facilities in four major metropolitan areas—New York, Boston, Washington, D.C. and Philadelphia—with over a half million members.
     To learn more about Town Sports, please visit the company’s Web site at www.mysportsclubs.com. Town Sports uses its Web site as a channel of distribution of material company information. Financial and other material information regarding Town Sports is routinely posted on the company’s Web site and is readily accessible.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
     Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. Statements that are predictive in nature, that depend upon or refer to events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “could” and similar expressions are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed in the company’s Safe Harbor Compliance Statement for Forward-looking Statements included in the company’s recent filings, including Forms 10-K and 10-Q, with the Securities and Exchange Commission. The forward-looking statements speak only as of the date made, and the company undertakes no obligation to update these forward-looking statements.